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                                                                    EXHIBIT 5.1



                            GRIGGS & HARRISON, P.C.
                           1301 McKinney, Suite 3200
                           Houston, Texas 77010-3033
                           Telephone -- 713-651-0600
                           Facsimile -- 713-651-1944




                                August 15, 1997

GulfMark Offshore, Inc.
5 Post Oak Park, Suite 1170
Houston, Texas  77027


         Re:      Stock Option Plans and Stock Option Policy


Gentlemen:

         We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the "Company"), in connection with the following stock option plans and policy:

            Amended and Restated 1993 Non-Employee Director Stock Option Plan 1987 Stock Option Plan
            1988 Non-Employee Director Option Policy

as amended (the "Plans and Policy"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of the Company's Common Stock, par value $.01 per share, when issued pursuant to the Plans and Policy in accordance with the terms and provisions thereof, will be duly authorized, validly issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares issued pursuant to the Plans and Policy under the Securities Act of 1933.

                                              Very truly yours,

                                              GRIGGS & HARRISON, P.C.

                                              /s/  Griggs & Harrison, P.C.